Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into between Giga Caddo, LLC, a Delaware limited liability company (“Seller”), and Gryphon Digital Mining, Inc., a Delaware corporation (“Buyer”) (Buyer and Seller, collectively, “Parties” and each a “Party”) and will become effective as of the last date it is electronically signed by any of the Parties via DocuSign or any similar electronic signature platform, as indicated by the timestamp associated with the respective electronic signatures (“Effective Date”).

RECITALS

WHEREAS, Seller is the owner of certain crypto mining equipment and related assets described in Schedule 1 hereto (collectively, “Assets”);

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase the Assets;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT

1. Definitions.

1.1. Capitalized terms used but not otherwise defined in this Agreement will have the meaning given to such term in this Section.

1.2. “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

1.3. “Representative” means, with respect to either Party, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Party.

1.4. “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, withholding, excise, added value, social security, sales, use, production, ad valorem, transfer, documentary excise, property, occupancy, business and occupation, property, capital stock, and franchise or other tax, including interest and penalties thereon and estimated taxes thereof.

2. Purchase and Sale of the Assets.

2.1. Assets and Purchase Price. Subject to the terms and conditions of this Agreement, Seller will sell, transfer, convey, and deliver to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title, and interest in and to the Assets, free and clear of all liens, encumbrances, and claims as of the Effective Date. The estimated purchase price for each Asset is set forth in Schedule 1 and the actual total purchase price for all Assets is $1,500,000, payable in U.S. Dollars. The Buyer acknowledges and agrees, subject to the representations and warranties set forth herein, that the assets are being purchased on an “as-is, where-is” basis. The Buyer has been given the opportunity to inspect the assets to its satisfaction and assumes all risks associated with the purchase and ownership of the assets. For the avoidance of doubt, the Parties hereby agree that no additional fee will be paid for the “Miscellaneous Equipment” set forth in Schedule 1.

2.2. Payment of Purchase Price. The Parties acknowledge and agree that (A) prior to the Effective Date, Buyer paid Seller $50,000 as an advance on the total purchase price of the Assets (“First Payment”), and (B) no later than one business day after the Effective Date, Buyer will pay Seller $50,000 as an additional advance on the total purchase price of the Assets (“Second Payment”). In accordance with the timeline and conditions set forth in Section 3, Buyer will pay to Seller an amount equal to $700,000 (“Third Payment”), and upon its receipt of valid assignments to the GPAs, Buyer will pay to Seller an amount equal to $700,000 (“Final Payment”) in accordance with Section 3. All payments made under this Agreement will be by wire transfer of immediately available funds to an account designated by Seller.

2.3. Transfer Taxes. The Seller, on the one hand, and the Buyer, on the other hand, will each pay 50 percent of all sales, use, documentary, stamp, filing, recording, real transfer, gross receipts, registration, duty and transfer, and other similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) levied by any taxing authority in connection with the transfer of Assets contemplated by this Agreement (collectively, “Transfer Taxes”), provided that Transfer Taxes will not include bulk sales Taxes. Buyer and Seller agree to cooperate with each other by furnishing the information relating to the Assets and assistance that is reasonably necessary for each Party to (A) complete their financial reporting and accounting matters relating to the Assets, (B) prepare and file any tax returns, reports or forms relating to the Assets, and (C) defend against any Tax or other claim or assessment relating to the Assets.

2.4. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer will assume and agree to pay, perform and discharge when due any and all Liabilities of Seller arising out of or relating to the Assets on or after the Closing (collectively, the “Assumed Liabilities”), including the following:

2.4.1. all Liabilities for Taxes relating to the Assets for the taxable period (or any portion thereof) beginning after the Closing Date; and

2.4.2. all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Assets on or after the Closing.

3. Closing.

3.1. Closing Date. The closing of the transactions contemplated by this Agreement (“Closing”) will take place on the date that the closing conditions set forth in Section 3.3 have been satisfied by the Parties (“Closing Date”), provided that if the Closing Date is not on or before August 31, 2024, this Agreement will terminate, unless the Parties agree in writing to extend the deadline for the Closing Date. Upon termination of this Agreement any time prior to Closing, the amounts paid by Buyer to Seller in connection with this Agreement prior to such termination will be refunded by Seller no later than 30 days after date that this Agreement is terminated.

3.2. Timeline and Deliveries for Closing.

3.2.1. As of the Effective Date, the Parties will enter into a transition services agreement between Seller and Buyer that governs the services and associated costs identified in Schedule 2 (“Operational Agreement”).

3.2.2. Following the Effective Date, Buyer will deliver to Seller the Third Payment in accordance with Section 2.2. After Seller’s receipt of the Third Payment, Seller will execute two Gas Purchase Agreements with Lance Oil and Gas Production, LLC and Black Bayou Gas Processing, Inc., respectively (each, a “GPA”) no later than two business days after Seller’s receipt of the Third Payment, and no later than seven days after Seller’s receipt of the Third Payment, provide to Buyer (A) a bill of sale duly executed by Seller transferring the Assets to Buyer, and (B) two fully executed and valid assignments that assign the GPAs to Buyer (“Assignment Agreements”), and (C) any other documents reasonably requested by Buyer to effectuate the transfer of the Assets.

3.2.3. Upon receipt of all of the Seller deliverables identified in Section 3.2.2, Buyer will deliver to Seller the Final Payment and any other documents reasonably requested by Seller to effectuate the transfer of the Assets.

3.3. Closing Conditions.

3.3.1. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions: (A) the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date, (B) Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing, (C) no action or proceeding will have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and (D) Buyer has received all documents and instruments required to be delivered by Seller at the Closing, including the bill of sale and Assignment Agreements.

3.3.2. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions: (A) the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects as of the Closing Date, (B) Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing, and (C) no action or proceeding has been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.

4. Representations and Warranties.

4.1. By Buyer. Buyer represents and warrants to Seller, as of the Closing Date, that:

4.1.1. Corporate Power. Buyer has all requisite corporate power to execute and deliver this Agreement, to buy the Assets, and to carry out and perform its obligations hereunder.

4.1.2. Authorization. All corporate action on the part of Buyer and its directors necessary for the authorization of this Agreement and the execution, delivery and performance of all obligations of Buyer under this Agreement has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

4.1.3. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (A) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 4.2, and (B) neither Seller nor any Representative of Seller has made any representation or warranty as to Seller, the Assets or this Agreement, except as expressly set forth in Section 4.2.

4.1.4. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither Buyer nor any Representative of Buyer has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

4.2. By Seller. Seller represents and warrants to Buyer, as of the Closing Date, that:

4.2.1. Power. Seller has all requisite power to execute and deliver this Agreement, to sell the Assets, and to carry out and perform its obligations hereunder.

4.2.2. Authorization. All corporate action on the part of Seller and its directors necessary for the authorization of this Agreement and the execution, delivery and performance of all obligations of Seller under this Agreement has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Seller, will constitute valid and binding obligations of Seller enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

4.2.3. Ownership of Assets. Seller is the lawful owner of the Assets and has good and marketable title to the Assets, free and clear of all liens, encumbrances, and claims.

4.2.4. Condition of the Assets. The Assets are in good working condition, have been maintained in accordance with standard industry practice, and are in sufficient condition to operate the business in the same manner as the business was operating prior to the Closing Date. Besides any transfer documents; no physical delivery of the Assets is required at Closing. Buyer intends to take possession of the Assets with no additional process from the Seller.

4.2.5. Payment of Taxes Prior to Transfer. As of the Closing Date, Seller has (A) timely filed all returns required to be filed by it with respect to all Taxes; (B) paid all Taxes shown to become due pursuant to such returns; and (C) paid all other Taxes for which a notice of assessment or demand for payment has been received, in each case, with respect to the Assets, and there are no Tax liens upon any of the Assets and there are no audits or other proceedings or investigations, or any position taken on a Tax return of Seller which could give rise to a Tax lien upon any of the Assets. With respect to the Assets, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Seller, nor are there any actions, suits, proceedings, investigations or claims now pending against Seller regarding any Tax or assessment or any matters under discussion with any federal, state, local or foreign authority relating to any Taxes or assessments or any claims for additional Taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional Taxes or assessments against Seller with respect to the Assets.

4.2.6. No Warranty. SELLER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE ASSETS, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, OTHER THAN AS SET FORTH IN THIS SECTION 4.2.

4.2.7. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.2, neither Seller nor any Representative of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material delivered to Buyer/made available to Buyer on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Assets, or any representation or warranty arising from statute or otherwise in law.

5. Indemnification.

5.1. Indemnification by Seller. Seller will indemnify, defend, and hold harmless Buyer from and against any and all losses, damages, liabilities, and expenses arising out of or in connection with any breach of Seller’s representations, warranties, or covenants contained in this Agreement.

5.2. Indemnification by Buyer. Buyer will indemnify, defend, and hold harmless Seller from and against any and all losses, damages, liabilities, and expenses arising out of or in connection with any breach of Buyer’s representations, warranties, or covenants contained in this Agreement.

5.3. Limitation of Liability. EXCEPT IN THE CASE OF FRAUD, NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND (D) THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER FOR THE ASSETS SOLD HEREUNDER.

6. Miscellaneous.

6.1. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

6.2. Amendments and Waivers. This Agreement may be amended, modified, or waived only by a written instrument signed by the Party against whom enforcement of such amendment, modification, or waiver is sought.

7. Public Announcements. Unless otherwise required by applicable law, neither Party will make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

8. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT EACH SUCH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DISTRICT COURTS AND STATE COURTS OF THE STATE OF TEXAS, IN RESPECT OF ANY CLAIM RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT.

10. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth above.

For Seller		For Buyer:

By:	/s/ Brent Whitehead	By:	/s/ Rob Chang
Name:	Brent Whitehead	Name:	Rob Chang
Title:	Chief Operating Officer	Title:	Chief Executive Officer

Schedule 1
Assets and Purchase Price

Schedule 2
Operational Costs